Exhibit 99.1

NEWS

For Release       Immediate

Contacts          (News Media) Tony Zehnder, EVP, Corporate Communications
                  312.396.7086
                  (Investors) Scott Galovic, Senior Director, Investor Relations 317.817.3228


                   Conseco Announces Director Michael Shannon
                       Will Not Seek Re-election to Board

Carmel, Ind., March 23, 2009 - Conseco, Inc. (NYSE:CNO) today announced that Director Michael Shannon has informed the company that he will not be a candidate for re-election to the board of directors at the annual meeting of shareholders scheduled for May 12, 2009. Mr. Shannon made the decision so that he could devote additional time to his other business interests. Conseco Board Chairman Glenn Hilliard said: "We wish Mike well and thank him for his many contributions to Conseco since joining the board in 2003. Mike, who chaired our human resources and compensation committee for many years and has also served on our governance and strategy committee, brought to the board expertise in a variety of important skills at a critical time when the company was emerging from bankruptcy. He has helped guide the company toward long-term growth, and we will miss his knowledge, focus and wisdom."

About Conseco
Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's website at www.conseco.com.


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